Consent of Independent Registered Public Accounting Firm

I consent to the inclusion of my report dated February 9, 2010 related to the audits of Micro Imaging Technology, Inc. for the years ended October 31, 2009 and 2008 in this Registration Statement on Form S-1.

I also consent to the reference to my firm under the caption “Experts” in the Prospectus, which is part of the Registration Statement.

/s/ Jeffrey S. Gilbert, CPA

Los Angeles, California

Jeffrey S. Gilbert, CPA